Exhibit 99.1

         Pope & Talbot Announces Fourth Quarter 2004 Results


    PORTLAND, Ore.--(BUSINESS WIRE)--March 11, 2005--Pope & Talbot, Inc. (NYSE:POP) today reported net income of $11.1 million, or $0.69 per diluted share, for the year ended December 31, 2004, compared with a net loss of $24.8 million, or $1.59 per share for the year ended December 31, 2003. Revenues for 2004 were $762.7 million compared to $612.7 million in 2003, and earnings before interest, taxes, depreciation, and amortization (EBITDA) increased $53.2 million to $72.4 million. Net income for 2004, while substantially better than 2003, was lower than the net income of $13.7 million reported for the nine months ended September 30, 2004 due to a net loss of $2.6 million in the fourth quarter of 2004. The fourth quarter loss was attributable to lower prices for both pulp and lumber as compared with the second and third quarters of 2004, as well as a sharp decline during the fourth quarter in the value of the U.S. dollar relative to the Canadian dollar.
    During the course of the year-end review process, it was determined that the Company had miscalculated the required deferred income taxes on undistributed earnings of its Canadian subsidiaries and related valuation allowances and tax reserves for the years 2002 through 2004. Several weeks of additional work were required to develop, refine and verify the proper methodology for this complex calculation, resulting in a delay in this year-end earnings release. The impact of the miscalculation was a cumulative understatement of state tax benefits of $0.8 million which was recorded in the fourth quarter of 2004 as it was determined to be immaterial to all affected periods. As a result of this deferred tax and other related tax accounting miscalculations, the Company has determined that it has an internal control deficiency that constitutes a "material weakness" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. Because of this material weakness, management has concluded that the Company's internal control over financial reporting was not effective as of December 31, 2004.
    Improved financial performance for the full year was driven by significant market price increases for the Company's pulp and lumber products, partially offset by the continued weakening of the U.S. dollar and the ongoing U.S./Canada lumber trade dispute. The weaker U.S. dollar increased cost of sales for the year by approximately $30.6 million compared with 2003, and the 27.22 percent import duty deposit rate on Canadian softwood lumber partially offset the benefits of higher lumber prices. Duty deposits with respect to lumber imported into the U.S. during 2004 totaled $42.3 million, and increased cost of sales by $12.9 million for 2004 compared with 2003. On December 20, 2004, the duty deposit rate was lowered to 21.21 percent, and was subsequently adjusted on January 24, 2005 and again on February 24, 2005, resulting in a current rate applicable to the Company of 20.15 percent. The Company's effective tax rate for 2004 was 23 percent versus the federal statutory rate of 35 percent. Factors and adjustments reducing the effective tax rate in 2004 included $2.2 million of net tax benefit from several items, including favorable affects of Canadian tax loss carrybacks, previously unrecognized tax credits, the reversal of tax reserves no longer required and the correction of the deferred tax calculation referred to above.
    For the fourth quarter of 2004, the Company reported a net loss of $2.6 million, or $0.16 per share, compared with a net loss of $5.7 million, or $0.36 per share for the same quarter in 2003. Similar to the full year, the quarterly results were significantly affected by higher pulp and lumber prices as compared with the fourth quarter of 2003, the weakness of the U.S. dollar, and lumber import duties. During the fourth quarter, the weakening U.S. dollar increased cost of sales by $6.2 million compared with the third quarter, and $6.9 million compared with the fourth quarter of 2003. Fourth quarter duty deposits were $9.7 million.
    Michael Flannery, Chairman and Chief Executive Officer stated, "Despite the setback in the fourth quarter, I am very pleased with the continued improvement in the Company's operating performance and particularly the strong markets for our products. The continuing weakness of the U.S. dollar in combination with the continuation of the lumber trade dispute has unfortunately prevented the Company from bringing the full benefits of those markets to the bottom line. Further, while errors were discovered in the Company's calculation of deferred income taxes, those errors have been corrected and had no impact on the Company's revenue, cash flow, or pre-tax earnings."

    Pulp

    Pope & Talbot's 2004 pulp sales volume increased two percent to 798,600 metric tons, with pulp sales revenues increasing 17 percent to $432.5 million, as compared with 2003. The average price realized per metric ton sold during 2004 increased 15 percent to $541 from $470 in 2003.
    Pulp cost of goods sold increased $41.3 million, or 11 percent, compared with a pulp revenue increase of $62.6 million, over 2003. The increase in cost of goods sold was primarily the result of foreign exchange driven cost increases of approximately $19.6 million, as well as higher fiber and production costs. The cost of a significant portion of the Company's fiber supply is formula-based upon the sales price of pulp.
    In the fourth quarter of 2004, pulp revenues increased four percent, or $4.6 million dollars compared with the third quarter. The increase was driven by a sales volume increase of 14 percent, which was substantially offset by an eight percent decline in average price realized per metric ton sold from $562 in the third quarter to $518 in the fourth quarter.
    Pulp cost of goods sold increased $10.2 million, or ten percent in the fourth quarter compared with the third quarter of 2004. The increase in cost of goods sold was primarily the result of the 14 percent increase in sales volumes, coupled with a weakening U.S dollar which increased cost of goods sold by $4.0 million.

    Wood Products

    Pope and Talbot's 2004 lumber sales volume increased 5 percent to
657.2 million board feet, with wood products sales revenues increasing 36 percent to $330.1 million, as compared with 2003. The average price realized per thousand board feet sold during the year increased 29 percent to $442 from $343 in 2003.
    Wood products cost of goods sold increased $46.9 million, or 20 percent, compared with a revenue increase of $87.3 million over 2003. Contributing to the increase in cost of goods sold were higher costs of approximately $12.0 million related to the increase in sales volume, lumber duty increases of $12.9 million, and foreign currency exchange driven cost increases of $11.0 million, compared with 2003. The increase in lumber import duties resulted primarily from lumber sales price increases.
    In the fourth quarter of 2004, lumber revenues decreased 15 percent, or $12.4 million dollars compared with the third quarter. The decrease was primarily driven by a 13 percent decline in average price realized per thousand board feet sold from $483 in the third quarter to $418 in the fourth quarter and a two percent decrease in sales volume. Lumber cost of goods sold was virtually unchanged compared to the previous quarter. The weakening U.S. dollar did, however, increase lumber cost of goods sold $2.2 million compared with the third quarter of 2004.


Selected Statistics

                     Third                       Year ended December
                    Quarter    Fourth Quarter             31,
                    --------------------------------------------------
                       2004      2004      2003      2004       2003
                    --------- --------- --------- ----------- --------
Sales Volumes:
Pulp (metric tons)  185,200   210,800   188,700   798,600     786,600
Lumber (thousand
 board feet)        174,400   171,700   143,900   657,200     625,400

Production Volumes:
Pulp (metric tons)  203,600   207,100   201,700   805,800(A)  788,700
Lumber (thousand
 board feet)        169,000   171,400   149,800   675,300     618,300


Average Price
 Realizations:(B)
Pulp (metric tons) $    562  $    518  $    494  $    541    $    470
Lumber (thousand
 board feet)       $    483  $    418  $    373  $    442    $    343

Notes:
(A) Includes production in 2004 of 8,800 metric tons of pulp processed from semi-finished (wetlap) pulp.
(B)  Gross invoice price less trade discounts.


    During 2004, Pope & Talbot's capital expenditures increased $6.7 million to $25.2 million, and depreciation expense was $37.7 million. At the end of the year, total debt was $235.2 million, a decrease of $14.0 million from year-end 2003. Shareholders' equity on December 31, 2004, was $163.6 million, an increase of $17.2 million from December 31, 2003. On December 31, 2004, the ratio of long-term debt to total capitalization was 58 percent, down from 63 percent at December 31, 2003.
    On December 22, 2004 Pope & Talbot, Inc. announced it had entered into an agreement to acquire the Fort St. James sawmill, including timber tenures with 640,000 cubic meters of annual allowable cut, from Canfor Corporation for approximately Canadian $39 million or approximately US $32 million, plus the value of certain inventory, less the amount of reforestation and certain other liabilities which will be determined at closing. The transaction is expected to close in the second quarter of 2005 and is subject to normal course regulatory filings and other customary conditions.
    Pope & Talbot, Inc. will be holding a conference call on Friday, March 11, 2005, at 10:00 a.m. PDT (1:00 p.m. EDT.) The call-in number is 416-695-9753. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.
    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.
    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                            CONSOLIDATED STATEMENTS OF INCOME

                       Third                      Year ended December
                      Quarter    Fourth Quarter           31,
                     --------- ------------------ -------------------
                        2004      2004      2003      2004      2003
                      --------  --------  --------  --------  --------
Revenues:
 Pulp                $104,583  $109,203  $ 93,118  $432,525  $369,878
 Wood Products
  Lumber               84,192    71,835    53,628   290,766   214,342
  Chips, logs and
   other               10,369    11,604     8,219    39,374    28,459
                      --------  --------  --------  --------  --------
      Total Wood
       Products        94,561    83,439    61,847   330,140   242,801
                      --------  --------  --------  --------  --------
          Total
           revenues   199,144   192,642   154,965   762,665   612,679
Costs and expenses:
 Pulp cost of sales    97,877   108,050    93,900   407,014   365,672
 Wood Products cost
  of sales             76,889    76,740    59,618   286,799   239,924
 Selling, general
  and administrative    7,803     8,894     7,574    34,170    26,134
                      --------  --------  --------  --------  --------
Operating income
 (loss)                16,575    (1,042)   (6,127)   34,682   (19,051)
Interest expense,
 net                    4,985     4,871     5,336    20,256    21,389
                      --------  --------  --------  --------  --------
Income (loss) before
 income taxes          11,590    (5,913)  (11,463)   14,426   (40,440)
Income tax provision
 (benefit)              3,815    (3,334)   (5,776)    3,299   (15,628)
                      --------  --------  --------  --------  --------
Net income (loss)    $  7,775  $ (2,579) $ (5,687) $ 11,127  $(24,812)
                      ========  ========  ========  ========  ========

Net income (loss)
 per common share -
 basic               $    .49  $   (.16) $   (.36) $    .70  $  (1.59)
                      ========  ========  ========  ========  ========
Net income (loss)
 per common share -
 diluted             $    .48  $   (.16) $   (.36) $    .69  $  (1.59)
                      ========  ========  ========  ========  ========

Average shares
 outstanding -
 basic                 16,021    16,189    15,625    15,902    15,622
Average shares
 outstanding -
 diluted               16,263    16,189    15,625    16,116    15,622

Return on equity         19.9%    (6.2)%   (15.6)%      7.2%   (17.1)%
                      ========  ========  ========  ========  ========


                             CONSOLIDATED BALANCE SHEETS
                                  December 31,
                               ------------------
                                  2004      2003
                                --------  --------
Assets:
 Current assets                $211,241  $179,140
 Properties, net                340,038   335,008
 Deferred income tax
  assets, net                         -     6,686
 Other assets                    19,348    18,728
                                --------  --------
  Total assets                 $570,627  $539,562
                                ========  ========
Liabilities and
 stockholders'
 equity:
 Current portion of
  long-term debt               $  5,605  $  5,079
 Other current
  liabilities                   107,285    84,646
 Long-term debt,
  excluding current
  portion                       229,634   244,143
 Deferred income tax
  liability, net                  2,522         -
 Other long-term
  liabilities                    61,947    59,229
                                --------  --------
  Total liabilities             406,993   393,097
 Stockholders'
  equity                        163,634   146,465
                                --------  --------
  Total liabilities
   and stockholder's
   equity                      $570,627  $539,562
                                ========  ========

Long-term debt to
 total capitalization                58%       63%
                                ========  ========


                                SEGMENT INFORMATION
                      Third                        Year ended December
                     Quarter     Fourth Quarter           31,
                     --------- ------------------ -------------------
                        2004      2004      2003      2004      2003
                      --------  --------  --------  --------  --------
EBITDA: (A)
 Pulp                $ 11,531  $  4,957  $  3,710  $ 40,648  $ 20,991
  Wood Products        18,012     6,967     3,141    44,604     6,229
 General Corporate     (3,182)   (3,917)   (2,965)  (12,898)   (8,100)
                      --------  --------  --------  --------  --------
                       26,361     8,007     3,886    72,354    19,120
                      --------  --------  --------  --------  --------
Depreciation and
 amortization:
 Pulp                $  7,621  $  6,687  $  7,629  $ 28,801  $ 28,933
 Wood Products          1,762     1,974     1,926     7,256     7,760
 General Corporate        403       388       458     1,615     1,478
                      --------  --------  --------  --------  --------
                        9,786     9,049    10,013    37,672    38,171
                      --------  --------  --------  --------  --------
Operating income
 (loss):
 Pulp                $  3,910  $ (1,730) $ (3,919) $ 11,847  $ (7,942)
 Wood Products         16,250     4,993     1,215    37,348    (1,531)
 General Corporate     (3,585)   (4,305)   (3,423)  (14,513)   (9,578)
                      --------  --------  --------  --------  --------

 Operating income
  (loss)             $ 16,575  $ (1,042) $ (6,127) $ 34,682  $(19,051)
                      ========  ========  ========  ========  ========

Selected Statistics:
 Lumber import
  duties             $ 13,000  $  9,700  $  7,300  $ 42,300  $ 29,400
 Capital
  expenditures       $  7,788  $  7,118  $  4,914  $ 25,240  $ 18,570


(A) EBITDA equals net income (loss) before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net income (loss) using the depreciation and amortization, net interest expense and income tax provision (benefit) numbers in the above table. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has provided this information in addition to the generally accepted accounting principle-based presentation of net income (loss).


    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161